Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-105623, 333-86268, 333-74076, 333-41090, 333-136182, 333-180254, and 333-187432 on Form S-8 of our reports dated March 13, 2014, relating to the consolidated financial statements and financial statement schedule of Newport Corporation (which report expresses an unqualified opinion), and the effectiveness of Newport Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Newport Corporation for the year ended December 28, 2013.

/s/ Deloitte & Touche LLP

Costa Mesa, California
March 13, 2014